Exhibit 3.2

CERTIFICATE OF CORRECTION

OF

CERTIFICATE OF FORMATION

OF

CCO HOLDINGS, LLC
a Delaware limited liability company

          CCO HOLDINGS, LLC, a Delaware limited liability company (the “Company”), pursuant to Section 18-211 of the Delaware Limited Liability Company Act, hereby certifies as follows:

          1.    The Certificate of Formation of CCO HOLDINGS, LLC (the “Certificate of Formation”) filed with the Delaware Secretary of State on June 12, 2003, is an inaccurate record of the Company.

          2.    Paragraph 1 of the Certificate of Formation inaccurately stated the name of the Company.

          3.    Paragraph 1 of the Certificate of Formation, in correct form, should read in its entirety as follows:

“1. The name of the limited liability company is CCO Holdings, LLC.”

          IN WITNESS WHEREOF, the Company has caused this Certificate of Correction to be signed by its Authorized Person this 8th day of July, 2003.

/s/ Marcy Lifton

Marcy Lifton, Authorized Person